PROSPECTUS SUPPLEMENT
                                       TO
                                   PROSPECTUS
                                      DATED
                                FEBRUARY 2, 2006

                         STUDENT LOAN ASSET-BACKED NOTES

                           NELNET STUDENT LOAN TRUSTS
                                 ISSUING ENTITY


NELNET STUDENT LOAN FUNDING LLC            NATIONAL EDUCATION LOAN NETWORK, INC.
           DEPOSITOR                          MASTER SERVICER AND ADMINISTRATOR

                                  NELNET, INC.
                                     SPONSOR

        This prospectus supplement provides additional information concerning the Higher Education Act of 1965, as amended (the "Higher Education Act") which governs the student loan program of the sponsor, the depositor and the issuing entity described in the prospectus dated February 2, 2006 (the "Prospectus").

        The United States Senate and House of Representatives have both passed the Deficit Reduction Act of 2005. Included in the Deficit Reduction Act of 2005 is the Higher Education Reconciliation Act of 2005, which would extend the Department of Education's authority to provide interest subsidies and Federal insurance for loans originated under the Higher Education Act through September 30, 2012. Several provisions of the Higher Education Act governing the Federal Family Education Loan Program would also be amended. Amendments material to the issuing entity's student loan program include, but are not limited to, provisions that:

        o reduce student loan insurance from 98% to 97% for loans for which the first disbursement is made after July 1, 2006;

        o reduce the reimbursement available for student loans serviced by servicers designated for exceptional performance from 100% to 99%;

        o require payment by lenders to the Department of Education of any interest paid by borrowers on student loans first disbursed on or after April 1, 2006, that exceeds the special allowance support level applicable to such loans.

        The Deficit Reduction Act of 2005 must be signed by the President in order to become law and to make the changes described above effective. The Prospectus will be further supplemented to describe changes to the Higher Education Act if the Deficit Reduction Act of 2005 becomes effective.

           The date of this Prospectus Supplement is February 7, 2006.